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                                                                    EXHIBIT 10.5

                              CONSULTING AGREEMENT

      THIS CONSULTING AGREEMENT ("AGREEMENT") is made effective as of the 9th day of July, 2004, by and between Glacial Lakes Energy, LLC a South Dakota limited liability company ("CONSULTANT"), and Granite Falls Community Ethanol Plant, LLC, a Minnesota limited liability company ("Granite Falls").

      WHEREAS, Granite Falls, (of which Glacial Lakes is a member) intends to construct a 40 Million gallon per year "Dry Mill" ethanol plant ("Project") near Granite Falls, Minnesota; and

      WHEREAS, Granite Falls desires to engage the Consultant to assist Granite Falls in monitoring the construction and reviewing project plans and documents as set forth in this Agreement.

      NOW, THEREFORE, the parties agree as follows:

      1. CONSULTING SERVICES. Granite Falls hereby retains the services of Consultant, and Consultant agrees to provide such consulting services pursuant to the terms of this Agreement. The scope of services provided by the Consultant pursuant to this Agreement are set forth on the attached EXHIBIT A, which is incorporated herein by this reference. Consultant agrees to faithfully perform the duties required of it pursuant to this Agreement and to devote the necessary time and attention to performing such services for Granite Falls. Consultant shall hire "PROJECT COORDINATOR" and shall be on site and advise Consultant as to the status of construction at all times. Consultant will employ and direct the activities of the Project Coordinator. The parties acknowledge that in no event shall Consultant be liable to Granite Falls or any other Project lender or third party for the acts or omissions of the Project architects, engineers, construction managers, and contractors, or for any design and construction defects, subcontractors, or suppliers consequential damages.

      2. COMPENSATION. Granite Falls agrees to pay Consultant a fee of $10,000.00 per month for its consulting services as set forth herein. The fees shall be paid to Consultant upon receipt of an invoice from Consultant. Granite Falls shall make payments to Consultant within ten days of the date on each invoice. The fees shall not be subject to any withholding or payments of income tax, FICA, FUTA or similar tax and insurance withholding requirements. Consultant is responsible for the payment of all applicable taxes. Consultant is an independent contractor and is not an employee of Granite Falls.

      3.    REIMBURSABLE EXPENSES. In addition to the Fee set forth above in
Section 2, Granite Falls agrees to reimburse Consultant as follows:

      Granite Falls agrees to reimburse Consultant for all pre-approved expenses reasonably incurred by Consultant in connection with the performance of consulting services under this Agreement, to the extent approved in advance by Granite Falls, excluding any travel costs back and forth between Granite Falls, Minnesota and Watertown, South Dakota.

The reimbursable expenses referenced in this Section 3 shall be included in the itemized monthly invoice provided by Consultant as set forth in the above
Section 2.

      4. TERM. This Agreement shall commence as of the date of its execution and, unless otherwise agreed in writing, shall terminate upon commencement of the Operating and Management Agreement term, as set forth therein. If the Project is abandoned, Granite Falls may terminate this Agreement. In such event, Consultant shall be entitled to receive payment for services rendered and expenses incurred through the date of termination.

      5. NO AUTHORITY TO BIND; RELATIONSHIP OF THE PARTIES; 3RD PARTY BENEFICIARIES. Consultant is merely an advisor to Granite Falls, and, as such, Consultant shall have no authority to bind Granite Falls on any
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matter. This Agreement does not create a partnership or any other relationship other than that of an independent contractor relationship between the parties. There are no intended 3rd party beneficiaries of this Agreement.

      6. ASSIGNMENT. This Agreement and a party's rights and obligations hereunder may not be assigned without the written consent of the other party. Subject to the foregoing, this Agreement shall be binding on the heirs, successors and assigns of the parties.

      7. WAIVER. The waiver by either party of a breach of any provision of this Agreement shall not be deemed a waiver of any other provision or of any other breach of the same provision. Waivers shall apply only if in writing and signed by the party against whom the waiver is claimed. No change, modification or amendment shall be valid unless in writing and signed by both parties.

      8. ENTIRE AGREEMENT. This Agreement constitutes the entire statement of agreement between the parties and supersedes all prior discussions and understandings between the parties pertaining to the subject matter of this Agreement. The headings have been inserted for convenience only and are not to be considered when interpreting the provisions of this Agreement.

      9. SEVERABILITY: If any term or provision of this Agreement is held invalid and unenforceable to any extent, the remaining terms and provisions of this Agreement shall not be affected thereby, but each term and provision of the Agreement shall be valid and enforced to the fullest extent permitted by law.

      10. APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Minnesota, determined without regard to its principles of conflicts of laws. In the event of a claim arising out of this Agreement the prevailing party shall be entitled to recover attorney's fees and other collection or enforcement costs.

      11. NOTICES. All notices or other communications required or permitted to be given pursuant to the provisions of this Agreement shall be in writing and shall be considered as properly given if mailed by first class United States mail, postage prepaid, or by delivering same in person to the intended addressee, or by prepaid telegram. Notice so mailed shall be effective upon its deposit. Notice given in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses of the parties shall be as follows:

            If to the Consultant: Glacial Lakes Energy, LLC
                                  PO Box 933
                                  Watertown, SD 57201

            To Granite Falls:     Granite Falls Community Etnanol Plant
                                  PO Box 216
                                  Granite Falls, MN 56241

      12. COUNTERPARTS. This Agreement may be executed in counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

                     [Remainder of Page Intentionally Blank]

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      IN WITNESS WHEREOF, the parties sign this Agreement to be effective as of the date first above written.

                                        GLACIAL LAKES ENERGY, LLC

                                        BY: /s/ Jon T. Anderson
                                           -------------------------------------
                                           President

                                        GRANITE FALLS COMMUNITY ETHANOL
                                        PLANT, LLC

                                        BY: /s/ Paul Enstad
                                           -------------------------------------
                                        NAME: Paul Enstad
                                             -----------------------------------
                                        TITLE: Chairman
                                              ----------------------------------

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                                    EXHIBIT A

                                       TO

                              CONSULTING AGREEMENT

Scope of Services*

A. Phase I - Written review of project plans and documents affecting viability

      -  Review of safety plans and their implementation.

      -  Review Equipment suitability.

      -  Review Equipment layout.

      -  Review availability of utilities.

      - Review environmental reports relating to their impact on cost, schedule, and constructability.

      -  Review the sufficiency of permitting and approvals.

      -  Review of insurance coverage requirements.

      -  Review of invoice payment, title insurance, and lien waiver procedures.

      -  Summary comment on feasibility.

B. Phase II - Construction Monitoring

      -  Review global project budget and timeline

      -  Manage construction draws as follows:

            1. Serve as collection point for payment invoices and lien waivers.

            2. Assure that lien waivers are provided as per any Loan Agreement, Construction Disbursing Agreement or other form of Disbursing Agreement, each of which shall be reviewed by Consultant. The form of lien waiver shall be as approved by Granite Falls.

            3. Sign-off on payment invoices and provide to Granite Falls for approval. (Sign-off includes certification that the related budget item is completed, or on schedule to complete and is in accordance with specifications and timeline.) The forms of certification shall be as approved by Granite Falls.

            4. Report budget item cost overruns to Granite Falls. If outside established tolerance (as determined by Granite Falls) obtain Granite Falls approval prior to disbursement. Report all cost overruns monthly.

            5. Provide monthly report which compares construction draws to the item specific project budget.

            6. Forward invoices, lien waivers, and payment recommendations to Granite Falls.

      - Complete on-site inspections monthly or more often as reasonably requested.

      -  Provide written recommendation and analysis of change order requests.

      -  Provide monthly review of project manager's weekly status reports.

      - Provide monthly report to Granite Falls, which includes but is not limited to the following:

            1. Construction progress.

            2. Construction budget to actual disbursements.

            3. Environmental & Compliance issues.

            4. Safety issues.

            5. Material and equipment procurement status.

            6. Change order requests, analysis, and recommendation.

            7. Problems or deviations from plan, specifications or budget.

      - Coordinate and attend monthly meetings with Granite Falls, lenders and others as appropriate.

      - Construction. To direct construction of the Owners (Granite Falls) scope of work, pursuant to Owners Board approval, to include bidding process, letting of all contracts, approving schedules of work, paying progress payments, securing lien waivers, enforcing Owner's contractual rights and warranty claims and all other things necessary to bring construction of the Facility to substantial completion.

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      -  Purchasing. To direct the purchase of all equipment and fixtures and installation thereof, whether during the construction process or after its completion as specified in the plans and specifications for the Facility, upon Owners Board approval.

* Granite Falls acknowledges that Consultant is not a licensed architect or engineer and that Consultant's consulting services do not include professional design or engineering services, but rather the services relate to construction monitoring as set forth herein and a review of the plans and specifications to determine their impact on cost, schedule, constructability and feasibility.

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